Exhibit 10.52

NuVasive, Inc.

Non-Employee Director Cash Compensation

NuVasive’s standard Director compensation program for non-employee Directors includes cash retainers (paid quarterly) and an annual equity award. The following table sets forth the cash retainers payable to our non-employee Directors as of December 31, 2019.

Board Member Cash Retainers	Annual Retainer
Board Member Retainer	$70,000
Lead Independent Director*	$25,000
Audit Committee Chairperson*	$20,000
Compensation Committee Chairperson*	$20,000
Nominating, Corporate Governance and Compliance Committee Chairperson*	$10,000

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*	Lead Independent Director and Committee Chair retainers are in addition to the other retainers.

Non-employee Directors may defer all or a portion of their cash retainer into NuVasive’s Deferred Compensation Plan, a non-qualified defined contribution plan.